EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11 No.           ) and the related Prospectus of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) for the registration of                      shares of its common stock of our reports (a) dated March 16, 2003, with respect to the consolidated financial statements of Cedar Shopping Centers, Inc.; (b) dated July 15, 2003, with respect to the Statements of Revenues and Certain Expenses of Southington ’84 Associates L.P.; (c) dated July 15, 2003, with respect to the Statements of Revenues and Certain Expenses of Delaware 1851 Associates, L.P.; (d) dated July 21, 2003, with respect to the Combined Statements of Revenues and Certain Expenses of Associates of Huntingdon, L.P., Greater Raystown Associates L.P. and Lake Raystown Associates, L.P.; (e) dated July 11, 2003, with respect to the Combined Statements of Revenue and Certain Expenses of Fairview Plaza Associates, LP, Halifax Plaza Associates, LP and Newport Plaza Associates, LP; (f) dated July 17, 2003, with respect to the Statements of Revenue and Certain Expenses of Pine Grove Plaza Associates, LLC; (g) dated July 17, 2003, with respect to the Combined Statements of Revenues and Certain Expenses of Firehouse Realty Corporation, Riverview Development Corporation, South Riverview Plaza, Inc. and Reed Development Associates, Inc.; (h) dated July 11, 2003, with respect to the Statements of Revenues and Certain Expenses of Triangle Center Associates, L.P.; (i) dated July 11, 2003, with respect to the Statements of Revenue and Certain Expenses of Valley Real Estate LLC; and (j) dated July 31, 2003, with respect to the Combined Statements of Revenue and Certain Expenses of SPSP Corporation, Passyunk Supermarket, Inc. and Twenty Fourth Street Passyunk Partners, L.P.

/s/ Ernst & Young LLP

New York, New York
August 15, 2003